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                                                                     EXHIBIT 8.1

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]


                                              [LOGO OF HOLME ROBERTS & OWEN LLP]
February 27, 1998

United International Holdings, Inc.
4643 South Ulster Street
Denver, CO 80237

Re: Exchange of 10 3/4% Senior Discount Notes Due 2008, Series B, for 10 3/4% Senior Discount Notes Due 2008, Series A

Ladies and Gentlemen:

This opinion is given in connection with the proposed offering by United International Holdings, Inc., a Colorado corporation (the "Company"), of its 10 3/4% Senior Discount Notes Due 2008, Series B, in exchange for its 10 3/4% Senior Discount Notes Due 2008, Series A, issued on February 5, 1998, as described in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection therewith (the "Registration Statement"). Capitalized terms used in this letter that are not otherwise defined herein have the same meaning given to them in the Registration Statement.

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations"), and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion also is based on the facts set forth in the Registration Statement, the Note Documents (as that term is defined in the representation letter from you dated February 11, 1998), which we assume set forth the complete agreement among the parties with respect to the Senior Notes), and on certain representations from you with respect to factual matters, which representations we have not independently verified. We assume that all Note Documents have been or will be properly executed and will be valid and binding when executed.

We have prepared the discussion included in the Registration Statement under the caption "Certain U.S. Income Tax Considerations." It is our opinion that the discussion under that caption describes the material United States federal income tax consequences expected to result to the Holders, subject to the conditions and limitations described therein.

The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described therein will have on,
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[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]



United International Holdings, Inc.
February 27, 1998
Page 2

any particular Holder, and it does not address foreign, state, or local tax consequences. The discussion does not cover the tax consequences that might be applicable to Holders that are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities, and foreign entities and individuals). The discussion does not address the federal income tax consequences that may result from a modification of the Notes.

Our opinion may change if the applicable law changes, if any of the facts with respect to the Notes (as included in the Registration Statement, the Note Documents, and the representations made by you) are inaccurate, incomplete or change, or if the conduct of the parties is materially inconsistent with the facts reflected in the Registration Statement, the Note Documents, or the representations.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to the opinion.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

HOLME ROBERTS & OWEN LLP


By: /s/ Robert J. Welter
    -------------------------
    Robert J. Welter, Partner

RJW:smm